EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

TAMCO HOLDINGS, LLC

TAMCO Acquisition, LLC

and

TITANIUM ASSET management CORP.

Dated as of SEPTEMBER 9, 2013

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ANNEXES

Annex I – Conditions to the Offer

EXHIBITS

Exhibit A – Certificate of Incorporation of Surviving Corporation

Exhibit B – Bylaws of Surviving Corporation

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This AGREEMENT AND PLAN OF MERGER, dated as of September 9, 2013 (the “Agreement”), is by and among TAMCO Holdings, LLC, a Delaware limited liability company (“Parent”), TAMCO Acquisition, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”), and Titanium Asset Management Corp., a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, Parent has proposed to the Board of Directors of the Company (the “Board of Directors”) that Parent acquire all of the issued and outstanding shares of common stock, par value $0.0001 per share, of the Company (the “Shares”) that are not already owned by Parent on the terms set forth in the publicly disclosed proposal letter dated April 17, 2013 from Parent to the Board of Directors (the “Proposal”), in which Parent stated that it is currently interested only in acquiring the Shares not already owned by Parent, that it does not currently intend to dispose of any Shares beneficially owned by Parent in any alternative transaction, and that it would reject any third-party offer involving a sale of the Company;

WHEREAS, the Board of Directors has established a special committee consisting solely of independent and disinterested directors (the “Special Committee”) to, among other things, (a) review, evaluate, investigate and discuss the Proposal; (b) determine whether the Proposal is appropriate and desirable for the Company and its stockholders at this time; (c) negotiate the terms and conditions of the Proposal; and (d) determine whether to recommend to the full Board of Directors the approval of the Proposal;

WHEREAS, as of the date hereof, Parent and its subsidiaries own 10,585,000 Shares, representing approximately 53.6% of the issued and outstanding Shares;

WHEREAS, on the terms and subject to the conditions set forth herein, Merger Sub has agreed to commence a tender offer (the “Offer”) to purchase all outstanding Shares, at a price of $1.08 per Share, net to the seller in cash without interest (such price, or any higher price as may be paid in the Offer in accordance with this Agreement, the “Per Share Amount”);

WHEREAS, following consummation of the Offer, Merger Sub shall merge with and into the Company with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to which each Share that is issued and outstanding immediately prior to the Effective Time (other than Shares owned directly or indirectly by Parent, Merger Sub or the Company, which will be canceled with no consideration issued in exchange therefor) will be canceled and converted into the right to receive cash in an amount equal to the Per Share Amount, all upon the terms and conditions set forth herein;

WHEREAS, the Board of Directors (other than the Parent Directors who abstained and recused themselves from all deliberations of the Board of Directors relating to the Offer and Merger), acting upon the unanimous recommendation of the Special Committee has, on the terms and subject to the conditions set forth herein, unanimously (i) determined that the Offer, the Merger and the other transactions contemplated hereby are fair and in the best interests of the Company and its stockholders (other than Parent, Merger Sub and any of their Affiliates), and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement, and (iii) determined to recommend that the Company’s stockholders accept the Offer and tender their Shares to Merger Sub and, to the extent applicable, adopt this Agreement;

WHEREAS, the respective boards of directors of Parent and Merger Sub have, on the terms and subject to the conditions set forth herein, unanimously approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, immediately prior to the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, certain of the Company’s shareholders have delivered to Parent and Merger Sub tender and support agreements (the “Support Agreements”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE TENDER OFFER

Section 1.1           The Offer.

(a)          Provided that this Agreement shall not have been terminated in accordance with Section 8.1, Merger Sub shall, and Parent shall cause Merger Sub to, as promptly as practicable following the execution of this Agreement, and in any event within ten (10) Business Days following the date of this Agreement (or such other later date as the parties may mutually agree in writing), commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) the Offer.

(b)          The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment and to pay for any Shares validly tendered and not validly withdrawn pursuant to the Offer shall be subject to (i) there being validly tendered in the Offer and not validly withdrawn prior to any then scheduled Expiration Date an aggregate number of Shares which, together with (x) the Shares beneficially owned by Parent and Merger Sub immediately prior to the then scheduled Expiration Date (if any) plus (y) the number of Shares to be purchased by Merger Sub pursuant to the Top-Up Option, if any, represent at least ninety percent (90%) of the Shares then outstanding on a fully diluted basis (including any Shares to be purchased by Merger Sub pursuant to the Top-Up Option) (the “Minimum Condition”), (ii) there being validly tendered in the Offer and not validly withdrawn prior to any then scheduled Expiration Date an aggregate number of Shares which represent not less than the Minority Shareholder Amount (the “Minority Shareholder Condition”) and (iii) the satisfaction of those conditions set forth in Annex I (including the Minimum Condition and the Minority Shareholder Condition, collectively, the “Tender Offer Conditions”). The Company agrees that no Shares held by the Company or any of its Subsidiaries (other than any Shares held on behalf of third parties) will be tendered pursuant to the Offer.

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(c)          Parent on behalf of Merger Sub expressly reserves the right from time to time, subject to Sections 1.1(c) and 1.1(e), to waive any Tender Offer Condition, increase the Per Share Amount and/or make any other changes to the terms and conditions of the Offer; provided, Merger Sub shall not, and Parent shall cause Merger Sub not to, without the prior written consent of the Special Committee, (i) decrease the Per Share Amount or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer, (iii) impose additional conditions to the Offer, (iv) modify or amend the Tender Offer Conditions (other than to waive such Tender Offer Conditions), (v) decrease the time period during which the Offer shall remain open, or (vi) modify or amend any other term of the Offer, except for any amendment required to be made to be in compliance with any Law, which amendment is not adverse in any material respect to the Company’s stockholders.

(d)          On the date of commencement of the Offer, Parent and Merger Sub shall file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer which shall contain or incorporate by reference the offer to purchase (the “Offer to Purchase”) and related letter of transmittal and summary advertisement and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the “Offer Documents”). Parent, Merger Sub and the Company each agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Merger Sub shall, and Parent shall cause Merger Sub to, use reasonable best efforts to cause the Schedule TO, as so corrected or supplemented, to be filed with the SEC and the Offer Documents, as so corrected or supplemented, to be disseminated to holders of Shares, in each case as and to the extent required by applicable Federal securities Laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on any Offer Documents (including each amendment or supplement thereto) before they are filed with the SEC and Parent and Merger Sub shall give consideration to all of the reasonable additions, deletions and changes suggested thereto by the Company and its counsel. Merger Sub shall, and Parent agrees to cause Merger Sub to, provide the Company with (in writing, if written), and to consult with the Company regarding, any comments (written or oral) that may be received by Parent, Merger Sub or their counsel from the SEC or its staff with respect to the Offer Documents as promptly as practicable after receipt thereof. The Company and its counsel shall be given a reasonable opportunity to review any such written and oral comments and proposed responses and Parent and Merger Sub shall give consideration to all of the reasonable additions, deletions and changes suggested thereto by the Company and its counsel.

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(e)          The Offer to Purchase shall provide for an expiration date of the 20th Business Day following (and including the day of) the commencement of the Offer (such date, or such subsequent date to which the expiration of the Offer is extended pursuant to and in accordance with the terms of this Agreement, the “Expiration Date”). Merger Sub shall not, and Parent agrees that it shall cause Merger Sub not to, terminate or withdraw the Offer other than in connection with the effective termination of this Agreement in accordance with Section 8.1 hereof. Except as provided in this Section 1.1(e), Merger Sub shall not, and Parent shall cause Merger Sub not to, extend or delay the Expiration Date (or expiration time) without the prior written consent of the Company. Notwithstanding the foregoing, Merger Sub and Parent may, without receiving the consent of the Company, extend the Expiration Date (x) to a date that is not more than ten (10) Business Days after such previously scheduled Expiration Date and (y) for any period required by applicable rules and regulations of the SEC, the London Stock Exchange or any other stock exchange or automated quotation system applicable to the Offer. So long as the Offer and this Agreement have not been terminated pursuant to Section 8.1, if at any scheduled Expiration Date, the Tender Offer Conditions shall not have been satisfied or earlier waived, Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer and the Expiration Date to a date that is not more than ten (10) Business Days after such previously scheduled Expiration Date; provided, that Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, extend the Offer beyond the three (3) month anniversary of the date hereof (the “End Date”).

(f)          Subject solely to the satisfaction or waiver (to the extent permitted by this Agreement) by Merger Sub of the Tender Offer Conditions, Merger Sub shall, and Parent shall cause Merger Sub to, as soon as possible after the scheduled expiration of the Offer (as it may be extended in accordance with Section 1.1(e)), accept for payment Shares validly tendered and not withdrawn pursuant to the Offer (the date of acceptance for payment, the “Acceptance Date,” and the time of acceptance for payment on the Acceptance Date, the “Acceptance Time”) and promptly pay for such Shares. Parent shall, or shall cause Merger Sub to, promptly provide or cause to be provided to the Paying Agent the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer. In the event the Acceptance Date occurs but Parent does not acquire a number of Shares sufficient to enable a Short Form Merger to occur, Merger Sub may provide one or more “subsequent offering periods” for the Offer in accordance with Rule 14d-11 under the Exchange Act for a number of days to be determined by Parent which shall be not less than three (3) nor more than ten (10) Business Days; provided that Merger Sub shall, and Parent shall cause Merger Sub to, immediately accept and promptly pay for all Shares tendered during the initial offering period and immediately accept and promptly pay for all Shares tendered during each such subsequent offering period, in each case in accordance with Rule 14d-11 under the Exchange Act; and provided further that no subsequent offering period may end after the End Date.

Section 1.2           Company Action.

(a)          The Board of Directors (other than the Parent Directors who abstained and recused themselves from all deliberations of the Board of Directors related to the Offer and the Merger), at a duly called and held meeting has unanimously adopted resolutions (acting upon the unanimous recommendation of the Special Committee): (i) determining that the terms of the Offer, the Merger and the other transactions contemplated by this Agreement are fair and in the best interests of the Company and its stockholders (other than the Parent, Merger Sub or any of their Affiliates), and declaring it advisable, to enter into this Agreement; (ii) approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger; (iii) approving the Recommendation; (iv) solely to the extent applicable, rendering the limitations on business combinations contained in Section 203 of the DGCL inapplicable to the Offer, this Agreement, the Support Agreements and the transactions contemplated hereby and thereby; (v) electing that the Offer, the Merger, this Agreement and the transactions contemplated hereby, to the extent of the Board of Directors’ power and authority and to the extent permitted by Law, not to be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to the Offer, the Merger, this Agreement, the Support Agreements or the transactions contemplated hereby; and (vi) authorizing and approving the Top-Up Option and the issuance of the Top-Up Shares thereunder. Unless and until a Change of Recommendation has taken place in accordance with the terms of this Agreement, the Company hereby consents to the inclusion of the foregoing determinations and approvals in the Offer Documents and the Company hereby consents to the inclusion of the Recommendation in the Offer Documents.

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(b)          On the date of commencement of the Offer if practicable and otherwise not later than the tenth (10th) Business Day following the date of this Agreement, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that will comply in all material respects with the provisions of all applicable Federal securities Laws. The Company shall use its reasonable best efforts to cause such Schedule 14D-9 to be disseminated to the stockholders of the Company concurrently with the Offer Documents, and in any event will cause such Schedule 14D-9 to be disseminated to the stockholders of the Company as promptly as possible. Subject to any Change of Recommendation in accordance with this Agreement, the Schedule 14D-9 and the Offer Documents shall contain the Recommendation. The Company agrees to promptly correct the Schedule 14D-9 if and to the extent that it shall become false or misleading in any material respect (and each of Parent and Merger Sub, with respect to written information supplied by it specifically for use in the Schedule 14D-9, shall promptly notify the Company of any required corrections of such information and cooperate with the Company with respect to correcting such information) and to supplement the information contained in the Schedule 14D-9 to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company shall use reasonable best efforts to cause the Schedule 14D-9 as so corrected or supplemented to be filed with the SEC and disseminated to the Company’s stockholders to the extent required by applicable Federal securities Laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 (including each amendment or supplement thereto) before it is filed with the SEC and the Company shall give consideration to all of the reasonable additions, deletions and changes suggested thereto by Parent, Merger Sub and their counsel. The Company shall provide Parent and Merger Sub (in writing, if written), and consult with Parent and Merger Sub regarding, any comments (written or oral) the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 as promptly as practicable after receipt of such comments. Parent and its counsel shall be given a reasonable opportunity to review any such written and oral comments and proposed responses and the Company shall give consideration to all of the reasonable additions, deletions and changes suggested thereto by Parent, Merger Sub and their counsel.

(c)          In connection with the Offer, the Company shall reasonably promptly following execution of this Agreement (and in any event within three (3) Business Days) furnish Parent with a list of its stockholders of record, mailing labels containing the names and addresses of all record holders of Shares, non-objecting beneficial owners list and security position listings of Shares held in stock depositories, each as of the most recent practicable date, and shall reasonably promptly furnish Parent with such additional information, including updated lists of stockholders, mailing labels, security position listings and computer files, and such other information and assistance as Merger Sub or its agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated hereby, Parent and Merger Sub shall hold in confidence the information contained in any such labels, listing and files and shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall promptly deliver (and shall use their respective commercially reasonable efforts to cause their agents and Representatives to deliver) to the Company (or destroy) all copies and any extract or summaries of such information then in their possession or control.

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Section 1.3           Top-Up Option.

(a)          The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”) exercisable only on the terms and conditions set forth in this Section 1.3, to purchase at the Per Share Amount up to that number of newly issued Shares (the “Top-Up Shares”) equal to the lowest number of Shares that, when added to the number of Shares owned by Parent and its Subsidiaries (including Merger Sub) at the time of the exercise of the Top-Up Option, shall constitute one share more than 90% of the Shares outstanding immediately after the issuance of the Top-Up Shares on a fully diluted basis; provided, however, that the Top-Up Option shall not be exercisable for a number of Shares in excess of the Shares authorized and unissued or held in the treasury of the Company at the time of exercise of the Top-Up Option (including as outstanding only options that are vested as of that date or that may vest prior to the End Date, if any). The Top-Up Option shall be exercisable only once, in whole but not in part, after the Acceptance Time and prior to the earlier to occur of (A) the Effective Time and (B) the termination of this Agreement in accordance with its terms.

(b)          In the event Merger Sub wishes to exercise the Top-Up Option, Merger Sub shall give the Company written notice, specifying (i) the number of Shares owned by Parent and its Subsidiaries (including Merger Sub) at the time of such notice (giving effect to the acceptance of Shares in the Offer) and (ii) a place and a time for the closing of such purchase. The Company shall, as soon as practicable following receipt of such notice, deliver written notice to Merger Sub specifying, based on the information provided by Merger Sub in its notice, the aggregate number of Top-Up Shares to be purchased by Merger Sub. At the closing of the purchase of the Top-Up Shares, the aggregate purchase price owed by Merger Sub to the Company for the Top-Up Shares shall be paid to the Company at Parent’s election, either (i) entirely in cash, by wire transfer of same-day funds or (ii) by (A) paying in cash by wire transfer of same-day funds an amount equal to not less than the aggregate par value of the Top-Up Shares and (B) issuing to the Company a promissory note having a principal amount equal to (1) the aggregate purchase price pursuant to the Top-Up Option less (2) the amount paid in cash pursuant to the preceding clause (A) (the “Promissory Note”). The Promissory Note (i) shall bear interest at a rate per annum equal to the prime lending rate prevailing from time to time during such period as published in the Wall Street Journal, (ii) shall mature on the first anniversary of the date of execution of the Promissory Note, (iii) shall be full recourse to Parent and Merger Sub, (iv) may be prepaid, at any time, in whole or in part, without premium or penalty, and (v) shall have no other material terms. The Company shall cause to be issued to Merger Sub a certificate representing the Top-Up Shares or, if the Company does not then have certificated Shares, the applicable number of Book-Entry Shares. Such certificates or Book-Entry Shares may include any legends that are required by Federal or state securities Laws.

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(c)          Parent and Merger Sub acknowledge that no Top-Up Shares issued upon exercise of the Top-Up Option will be registered under the Securities Act and that all such Shares will be issued in reliance upon an applicable exemption from registration under the Securities Act. Merger Sub agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

(d)          Any dilutive impact on the value of the Shares as a result of the issuance of the Top-Up Shares will not be taken into account in any determination of the fair value of any Dissenting Shares pursuant to Section 262 of the DGCL as contemplated by Section 3.1(d).

(e)          Without the prior written consent of the Company, the right to exercise the Top-Up Option granted pursuant to this Agreement shall not be assigned by Merger Sub other than to Parent or a direct or indirect wholly-owned Subsidiary of Parent, including by operation of Law or otherwise, and any attempted assignment in violation of this Section 1.4(e) shall be null and void.

ARTICLE II

THE MERGER

Section 2.1           The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.2           Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Winston & Strawn LLP, 35 West Wacker Drive, Chicago, Illinois at 10:00 a.m., Central Time, on a date (the “Closing Date”) which shall be not later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing; provided, however, that if, as of or immediately following the Acceptance Date, the exercise of the Top-Up Option or the expiration of any subsequent offering period pursuant to Section 1.1(f), a Short Form Merger is available pursuant to Section 2.8 hereof and Section 267 of the DGCL, the Closing shall, subject to the satisfaction or waiver of the conditions set forth in Section 7.1, occur no later than the Business Day immediately following the Acceptance Date, the exercise of the Top-Up Option or the expiration of such subsequent offering period, as applicable.

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Section 2.3           Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Delaware Secretary of State, in such form as is required by the DGCL (the date and time of such filing, or such later date and time as Parent and the Company shall agree and specify in the Certificate of Merger, such specified date and time being hereinafter referred to as the “Effective Time”).

Section 2.4           Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 2.5           Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, (a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as the Certificate of Incorporation of the Company read immediately prior to the Effective Time, as amended in the form attached hereto as Exhibit A, and (b) the bylaws of the Surviving Corporation shall be amended so as to read in their entirety as the bylaws of the Company read immediately prior to the Effective Time, as amended in the form attached hereto as Exhibit B, until thereafter amended in accordance with applicable Law.

Section 2.6           Directors. Subject to applicable Law, the directors of Merger Sub as of the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 2.7           Officers. The officers of Merger Sub as of the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 2.8           Merger Without Meeting of Stockholders. Notwithstanding anything in this Agreement to the contrary, but subject to Article VII hereof, if, at any time following the Acceptance Date, Parent, or any direct or indirect Subsidiary of Parent, shall own at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, the parties hereto shall, subject to Article VII hereof, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the satisfaction of such threshold, without a meeting of stockholders of the Company, in accordance with Section 267 of the DGCL (such Merger, a “Short Form Merger”).

ARTICLE III

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 3.1           Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any securities of the Company, Parent or Merger Sub:

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(a)          Conversion of Shares. Each Share outstanding immediately prior to the Effective Time, other than Shares to be cancelled pursuant to Section 3.1(b) and other than Dissenting Shares, shall be converted automatically into and shall thereafter represent the right to receive in cash an amount equal to the Per Share Amount, without any interest thereon (the “Merger Consideration”). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 3.1 shall be automatically cancelled and shall cease to exist, and the holders of certificates (or evidence of shares in book-entry form) which immediately prior to the Effective Time represented such Shares (“Certificates”) shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration.

(b)          Parent and Merger Sub-Owned Shares. Each Share that is owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time or by the Company immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties) (the “Cancelled Shares”) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(c)          Conversion of Merger Sub Interests. Each unit of membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates (if any) representing the membership units of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d)          Dissenters’ Rights. Any provision of this Agreement to the contrary notwithstanding, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and that are held by holders of such Shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262 of the DGCL unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, and the Surviving Corporation shall remain liable for payment of the Merger Consideration for such Shares without any interest. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company will give Parent (i) prompt notice of any demands received by the Company for appraisals of Shares and (ii) the opportunity to participate in all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), voluntarily make any payment or offer of payment with respect to any demands for appraisal or settle or offer to settle any such demands except to the extent required by applicable Law.

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Section 3.2           Exchange of Certificates.

(a)          Paying Agent. At or promptly following the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company that shall be appointed to act as a paying agent hereunder and approved in advance by the Company (which approval shall not be unreasonably withheld) (and pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company) (the “Paying Agent”), in trust for the benefit of holders of the Shares, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares), payable upon due surrender of the Certificates pursuant to the provisions of this Article III (such cash being hereinafter referred to as the “Exchange Fund”).

(b)          Payment Procedures.

(i)          As soon as reasonably practicable after the Effective Time and in any event not later than two (2) Business Days following the Effective Time, the Paying Agent shall mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 3.1, (x) a letter of transmittal (which shall specify that, in the case of certificated Shares, delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Paying Agent may agree and which are reasonably satisfactory to the Company), and (y) instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration.

(ii)         Upon surrender of Certificates to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates multiplied by (y) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or effective affidavits of loss in lieu thereof). Parent and Merger Sub shall pay all stock transfer Taxes with respect to the sale and transfer of any Shares; provided, however, that in the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, properly endorsed or otherwise in proper form for transfer and in each case accompanied by evidence to the satisfaction of the Paying Agent that any applicable stock transfer and other similar Taxes have been paid or are not applicable.

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(iii)        The Paying Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares, such amounts as are required to be withheld or deducted and paid over to the applicable Governmental Entity under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or other recipient of consideration hereunder in respect of which such deduction and withholding were made.

(c)          Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged as provided in this Article III.

(d)          Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 3.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration without any interest thereon, upon due surrender of their Shares.

(e)          No Liability. Anything herein to the contrary notwithstanding, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares, for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)          Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 3.2(d).

(g)          Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or Parent, the posting by such person of a bond in customary amount as indemnity against any Claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

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(h)          Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger or other similar extraordinary transaction, the Merger Consideration and Per Share Amount shall each be equitably adjusted.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (i) the Company SEC Filings filed prior to the date of this Agreement (excluding any “risk factor” or other disclosures included in such documents that are generally cautionary, predictive or forward-looking in nature) or (ii) in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1           Qualification, Organization, etc.. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent prior to the date of this Agreement true and complete copies of the Company’s Certificate of Incorporation and the Amended and Restated Bylaws, each as amended through the date hereof and currently in effect. As used in this Agreement, any reference to any facts, circumstances, events or changes having a “Company Material Adverse Effect” means any event, change, occurrence, development, circumstance or effect (each, an “Event”) that (a) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, but shall not include: (i) an Event to the extent resulting from (A) changes in general legal, economic, political or regulatory conditions, including any changes generally effecting the securities, credit or financial markets in general, (B) an Event generally affecting the industry or industries in which the Company and its Subsidiaries primarily operate, including changes to legal, Tax, regulatory, political, financial or business conditions across such industries, (C) the announcement or pendency of this Agreement and the transactions contemplated hereby (including the Offer and the Merger), including as a result of the identity of Parent or any of its Affiliates as the acquirer of the Company, including any impact such announcement or pendency has on the Company’s employees, customers and suppliers, (D) the taking of any specific action required by this Agreement, or action taken, or failure to act, to which Parent has consented in writing, (E) conditions arising out of acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other force majeure events, including any material worsening of such conditions threatened or existing on the date of this Agreement, (F) changes in applicable Law or GAAP or the interpretation thereof and (G) any event, condition or circumstance of which Parent or Merger Sub has Knowledge as of the date hereof; or (ii) any failure by the Company to meet internal or published projections, forecasts or revenue or earning predictions for any period, in and of itself; or (b) would prevent or materially impede, interfere with, hinder or delay the consummation by the Company of the Offer, the Merger or the other transactions contemplated by this Agreement.

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Section 4.2           Subsidiaries. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite and corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operations of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 4.2 of the Company Disclosure Schedule lists each of the Subsidiaries of the Company as of the date hereof and its place of organization.

Section 4.3           Capital Stock.

(a)          As of the date hereof, the Company’s authorized stock consists of 54,000,000 Shares, 720,000 shares of restricted stock, par value $0.0001 per share (the “Restricted Stock”), and 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), of which (i) 19,744,824 Shares were issued and outstanding; (ii) no shares of Restricted Stock or Preferred Stock were issued and outstanding; and (iii) no Shares were held in treasury. Except as set forth in the preceding sentence, the Company does not have any other shares of its capital stock or other equity interests issued, reserved for issuance or outstanding. All outstanding Shares are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. The Shares are the only class of authorized stock of the Company entitled to vote in matters submitted stockholders. No Subsidiaries of the Company own any Shares or any other equity interests of the Company.

(b)          There are no outstanding subscriptions, options, equity awards, warrants, calls, convertible securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible or exchangeable securities or other similar right, agreement or arrangement relating to any equity interest, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (D) register any shares of capital stock or other equity interests of the Company or of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests.

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(c)          Except for direct and indirect wholly-owned Subsidiaries, neither the Company nor any of its Subsidiaries owns any equity or similar interest in or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business as of the date of this Agreement.

(d)          Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(e)          There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of the Company or any of its Subsidiaries.

Section 4.4           Corporate Authority Relative to This Agreement; No Violation.

(a)          The Company has requisite corporate power and authority to enter into this Agreement subject, in the case of the Merger, if required by applicable Law, to obtaining the Company Stockholder Approval. The Board of Directors (acting upon the unanimous recommendation of the Special Committee) at a duly held meeting has unanimously (i) determined that the Offer, the Merger and the other transactions contemplated hereby are fair and in the best interests of the Company and its stockholders (other than Parent, Merger Sub and their Affiliates), and declared it advisable to enter into this Agreement; (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger; (iii) resolved to recommend that the stockholders of the Company tender their Shares in the Offer or otherwise approve the adoption of this Agreement (the “Recommendation”) and directed that, to the extent required by the DGCL, this Agreement and the Merger be submitted for consideration of the stockholders of the Company at the Company Meeting; (iv) if applicable, rendered any Takeover Laws and the limitations on business combinations contained in Section 203 of the DGCL inapplicable to the Offer, the Merger, this Agreement, the Support Agreements and the transactions contemplated hereby; and (v) authorized and approved the Top-Up Option and the issuance of the Top-Up Shares thereunder. Except, in the case of the Merger, if required by applicable Law for the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at law.

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(b)          The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions hereunder by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any federal, state, local or foreign governmental or regulatory agency, commission, court, arbitrator, body, entity, authority or stock exchange (each, a “Governmental Entity”) or the London Stock Exchange other than (i) the filing of the Certificate of Merger, (ii) compliance with the applicable requirements of the Exchange Act, including the filing of the Schedule 14D-9 in connection with the Offer and the Information Statement, if applicable, in connection with the Company Stockholder Approval, (iii) compliance with the rules and regulations of the London Stock Exchange, (iv) compliance with any applicable foreign or state securities or blue sky Laws, and (v) the other consents and/or notices set forth on Section 4.4(b) of the Company Disclosure Schedule (collectively, clauses (i) through (v), the “Specified Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Assuming the accuracy of the representation of Parent and Merger Sub set forth in Section 5.7, no restrictions of any Takeover Laws apply or purport to apply to the Company with respect to this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement.

(c)          Assuming compliance with the matters referenced in Section 4.4(b), receipt of the Specified Approvals and, in the case of the Merger, to the extent required by applicable Laws, the receipt of the Company Stockholder Approval, the execution, delivery and performance by the Company of this Agreement, the consummation by Parent of the Offer and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of the Company or any of its Subsidiaries, or (ii) contravene or conflict with in any material respect or constitute a material violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any written or oral loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license or other legally binding arrangement (each, a “Contract”) binding upon the Company or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, other than, in the case of clause (ii) or (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.5           Absence of Certain Changes or Events. Since December 31, 2012, except as contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been any Company Material Adverse Effect.

Section 4.6           Investigations; Litigation. There is no Action pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and there are no Actions, suits, inquiries, investigations or proceedings pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties at law or in equity before, or against any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such, that, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

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Section 4.7           Schedule 14D-9; Offer Documents; Information Statement. None of the information supplied or to be supplied in writing by or on behalf of the Company or any Affiliate of the Company for inclusion in the Offer Documents (and the Information Statement if Parent specifies that adoption of this Agreement be effected by written consent of the stockholders of the Company) will, at the times such documents are filed with the SEC and mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and the Information Statement, if required, will not, at the time the Schedule 14D-9 or Information Statement, if required, is filed with the SEC and at all times prior to the purchase of Shares by Merger Sub pursuant to the Offer or the completion of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Merger Sub or their Representatives which is contained in the Schedule 14D-9 or the Information Statement. The Schedule 14D-9 and the Information Statement will, at the time the Schedule 14D-9 or Information Statement, as applicable, is filed with the SEC, at the time it is mailed to the stockholders of the Company, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form and substance in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

Section 4.8           Opinions of Financial Advisors. The Special Committee has received the opinion of Berkshire Capital Securities LLC, dated as of the date of this Agreement, to the effect that, as of the date of such opinion, the Per Share Amount to be received by holders of Shares (other than Parent, Merger Sub and their respective Affiliates) in the Offer and the Merger, is fair, from a financial point of view, to such holders, subject to the assumptions, qualifications and limitations set forth therein. A true, complete and executed copy thereof will be delivered to Parent promptly after the date hereof.

Section 4.9           Required Vote of the Company Stockholders. In the event that Section 267 of the DGCL is unavailable, the affirmative vote of the holders of at least a majority of the outstanding Shares is the only vote of holders of securities of the Company required to approve this Agreement and the transactions contemplated hereby, including the Merger (the “Company Stockholder Approval”).

Section 4.10         Finders or Brokers. Except for Berkshire Capital Securities LLC, neither the Company nor any of its Subsidiaries has employed or has any Contract with any investment banker, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or any other transactions contemplated by this Agreement.

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Section 4.11         No Other Representations. Neither the Company nor any of its Affiliates or Representatives is making any representation or warranty on behalf of the Company of any kind or nature whatsoever, oral or written, express or implied (including any relating to financial condition, results of operations, prospects, assets or liabilities of the Company), except as expressly set forth in this Article IV, and the Company hereby disclaims any and all such other representations and warranties. Without limiting the express representations and warranties in this Article IV, and without limiting the broad nature of the disclaimer set forth in the prior sentence, no representation or warranty is made or implied as a result of the Company making available to Parent and Merger Sub any management presentations, information, documents, projections, forecasts and other material in the “electronic data room” or otherwise.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub represent and warrant to the Company as follows:

Section 5.1           Qualification, Organization, Subsidiaries, etc.. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, prevent or materially delay the consummation of the Offer or the Closing or prevent or materially delay or materially impair the ability of Parent or Merger Sub to satisfy the Tender Offer Conditions or the conditions precedent to the Merger, or to consummate the Merger, the Offer and the other transactions contemplated by this Agreement (a “Parent Material Adverse Effect”). Parent has made available to the Company prior to the date of this Agreement a true and complete copy of the organizational or governing documents of Parent and Merger Sub, each as amended through the date hereof.

Section 5.2           Corporate Authority Relative to This Agreement; No Violation.

(a)          Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of each of Parent and Merger Sub and by Parent, as the sole member of Merger Sub, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at law.

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(b)          The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Offer and the Merger by Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Certificate of Merger, (ii) compliance with the applicable requirements of the Exchange Act, (iii) compliance with any applicable foreign or state securities or blue sky Laws, and (iv) the other consents and/or notices set forth on Section 5.2(b) of the Parent Disclosure Schedule (collectively, clauses (i) through (iv), the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(c)          Assuming compliance with the matters referenced in Section 5.2(b) and receipt of the Parent Approvals, the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Parent or Merger Sub, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or Merger Sub or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract binding upon Parent or Merger Sub or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, other than, in the case of clauses (ii) and (iii) of this subsection, any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.3           Investigations; Litigation. As of the date of this Agreement, there is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries which would have, individually or in the aggregate, a Parent Material Adverse Effect, and there are no Actions, suits, inquiries, investigations or proceedings pending (or, to Parent’s knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case which would have, individually or in the aggregate a Parent Material Adverse Effect.

Section 5.4           Offer Documents, Schedule 14D-9.

(a)          None of the Offer Documents will, at the time such documents are filed with the SEC or such documents are mailed to the stockholders of the Company contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Offer Documents will, at the time such documents are filed with the SEC and, at the time they are mailed to the stockholders of the Company, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

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(b)          None of the information to be supplied in writing by Parent, Merger Sub or any Representative of Parent or Merger Sub for inclusion in the Schedule 14D-9 or the Information Statement, if any, will, at the time such document is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.5           Solvency. Immediately following the Effective Time, and after giving effect to any change in the assets and liabilities of the Surviving Corporation as a result of the Merger and the other transactions contemplated by this Agreement, and assuming that the Company is Solvent immediately prior to the Effective Time, the Surviving Corporation will be Solvent. No transfer of property is being made and no obligation is being incurred in connection with the Merger and the other transactions contemplated by this Agreement, with the intent to hinder, delay or defraud any present or future creditors of the Surviving Corporation. For purposes of this Agreement “Solvent” when used with respect to the Surviving Corporation, means that, as of the date of determination, (a)(i) the fair value of the assets of the Surviving Corporation will exceed the amount of all liabilities, contingent or otherwise, of the Surviving Corporation, and (ii) the amount of the Present Fair Salable Value of its assets will, as of such time, exceed the probable value of all of its debts and liabilities on a consolidated basis, contingent or otherwise, as such debts and liabilities become absolute and matured, (b) the Surviving Corporation will not have, as of such time, an unreasonably small amount of capital for the business in which it is engaged or will be engaged and (c) the Surviving Corporation will be able to pay its Debts as they become absolute and mature. The term “Solvency” shall have its correlative meaning. For purposes of the definition of “Solvent,”(a) “Debt” means liability on a “Claim;” and (b) “Claim” means any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured. “Present Fair Salable Value” means the amount that may be realized if the aggregate assets of the Surviving Corporation (including goodwill) are sold as an entirety with reasonable promptness in an arms-length transaction under present conditions for the sale of comparable business enterprises.

Section 5.6           Financing. Parent has delivered to the Company, as of the date hereof, true, complete and accurate copies of an executed commitment letter dated the date hereof, among Parent, Merger Sub and Park Bank (the “Debt Commitment Letter”), providing for the debt financing described therein (the “Financing Commitments”). The Financing Commitments are in full force and effect as of the date hereof, and are legal, valid and binding obligations of Parent, Merger Sub, and to the knowledge of Parent, each of the other parties thereto. As of the date hereof, (A) no amendment or modification of the Financing Commitments has been made or is contemplated and (B) the commitments contained in the Financing Commitments have not been withdrawn, terminated or rescinded in any respect. Parent or Merger Sub has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof. As of the date hereof, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in or expressly contemplated by the Financing Commitments. Assuming (x) the Financing is funded in accordance with the Financing Commitments and (y) the Company is not in breach of any of its representations, warranties, covenants or agreements contained in this Agreement, the net proceeds contemplated from the financing described in the Financing Commitments (the “Financing”), will, in the aggregate, will be sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of all amounts required to be paid pursuant to Article II and of all fees, expenses and amounts required to be paid in connection with consummating the Offer, the Merger and the Financing. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or, to the knowledge of Parent, any other party thereto, under the Financing Commitments, provided that Parent is not making any representation or warranty regarding the effect of any inaccuracy of the representations and warranties in Article III or breach by the Company of any of its covenants hereunder. As of the date of this Agreement, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Merger Sub as of the Effective Time; provided, that Parent is not making any representation regarding the accuracy of the representations and warranties set forth in Article III or compliance by the Company of its covenants hereunder.

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Section 5.7           Merger Sub. All of the issued and outstanding membership interests of Merger Sub are, and at the Effective Time will be, owned by Parent or a wholly-owned Subsidiary of Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than Parent, or a wholly-owned Subsidiary or Parent, may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 5.8           Finders or Brokers. Neither Parent nor Merger Sub has employed or has any Contract with any investment banker, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger for which the Company would have any liability prior to Closing.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1           Conduct of Business by the Company and Parent. From and after the date hereof until the earlier of the Effective Time and the date on which this Agreement is earlier terminated pursuant to Section 8.1 (the “Termination Date”), and except (i) as may be required by applicable Law or the regulations or requirements of the London Stock Exchange, (ii) as may be agreed in writing by Parent (which shall not be unreasonably withheld, conditioned or delayed), (iii) as expressly required by this Agreement or (iv) as set forth in Section 6.1 of the Company Disclosure Schedule, the Special Committee shall not take any actions that would cause the Company and its Subsidiaries to conduct their business outside the ordinary course of business consistent with past practice, and that would cause the Company and its Subsidiaries not to use their respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, employees and business associates.

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Section 6.2           Access. Subject to compliance with applicable Law, the Company shall afford to Parent and its Representatives and Parent’s financing sources and their Representatives reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to the Company’s and its Subsidiaries’ properties, Contracts, employees, customers, suppliers, commitments, books and records and, during such period, the Company shall, and shall cause its Subsidiaries to, furnish, promptly to Parent and its Representatives and Parent’s financing sources and their Representatives all information concerning its business, properties and personnel as may reasonably be requested. The foregoing notwithstanding, the Company shall not be required to afford such access or furnish such information if it would unreasonably disrupt the operations of the Company or any of its Subsidiaries, would cause a violation of the confidentiality provisions of any Contract to which the Company or any of its Subsidiaries is a party, would cause the loss of attorney-client or work product privilege (so long as the Company has reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto) or would constitute a violation of any applicable Law. No information or knowledge obtained by Parent pursuant to this Section 6.2 shall affect any representation or warranty of the Company.

Section 6.3           No Solicitation.

(a)          From the date of this Agreement to the Effective Time, the Company agrees that it shall not, and shall cause its Subsidiaries and Representatives to not, directly or indirectly, take any action to (i) solicit, initiate or facilitate any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, an Alternative Proposal, (ii) participate in any way in discussions or negotiations with, or furnish any non-public information to, any person in connection with or for the purpose of facilitating any Alternative Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Alternative Proposal, (iii) other than the Offer and the Merger, approve or recommend any Alternative Proposal, (iv) enter into any agreement or letter of intent with respect to any Alternative Proposal, or (v) resolve or propose to do any of the foregoing. The Company shall, and shall cause its Representatives and Subsidiaries to, immediately cease all discussions with any person with respect to any Alternative Proposal, and promptly deliver a written notice to any person that entered into a confidentiality agreement in anticipation of potentially making an Alternative Proposal, to the effect that the Company is ending all discussions with such person, effective on the date hereof, and requesting the prompt return or destruction of all confidential information.

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(b)          Notwithstanding the limitations set forth in Section 6.3(a), if the Company has received an unsolicited bona fide written Alternative Proposal prior to the Acceptance Time from a third party (which Alternative Proposal does not arise out of any material breach of this Section 6.3) and the Board of Directors (acting through the Special Committee) determines, after consultation with its financial advisor and outside legal advisor, that such Alternative Proposal constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal, the Company may (i) participate in any discussions or negotiations with such third party, or (ii) provide any non-public information to such third party only if, prior to providing such information, the Company has received from such third party an executed Acceptable Confidentiality Agreement; provided that the Company shall promptly make available to Parent any non-public information that is provided to such third party which was not previously provided or made available to Parent. An “Acceptable Confidentiality Agreement” means a confidentiality agreement with customary terms and conditions.

(c)          The Company agrees that it shall promptly (and, in any event, not later than one (1) Business Day of the Company’s knowledge of any such event) notify Parent if (x) any inquiries, proposals or offers with respect to an Alternative Proposal are received by, (y) any non-public information is requested from or (z) any discussions are sought to be initiated or continued with, the Company, any of its Subsidiaries or Representative indicating the identity of the person making such inquiry, offer or proposal and the material terms and conditions thereof and thereafter shall keep Parent reasonably informed, on a prompt basis, of any material developments or modifications to the terms of any such inquiries, proposals or offers and the status of any such material discussions.

(d)          Except as expressly provided in Section 6.3(e), at any time after the date hereof, the Board of Directors (including the Special Committee) shall not (i) effect a Change of Recommendation or (ii) cause or permit the Company or any of its Subsidiaries to enter into any definitive Contract with respect to an Alternative Proposal (other than an Acceptable Confidentiality Agreement in accordance with Section 6.3(b)) (an “Alternative Acquisition Agreement”).

(e)          Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the Acceptance Time:

(i)          if the Company has received a bona fide written Alternative Proposal (which Alternative Proposal did not arise out of any material breach of this Section 6.3) from any Person that has not been withdrawn and that the Board of Directors (acting through the Special Committee) concludes constitutes a Superior Proposal, (x) the Board of Directors (acting through the Special Committee) may effect a Change of Recommendation with respect to such Superior Proposal, or (y) the Company may terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, only if: (A) the Board of Directors (acting through the Special Committee) concludes (after consultation with its financial advisors and outside legal advisors) that the failure of the Board of Directors to do so would be inconsistent with the exercise of the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Law; (B) the Company shall have complied in all material respects with all of its obligations under this Section 6.3; (C) the Company shall have provided prior written notice (a “Determination Notice”) to Parent at least three (3) Business Days in advance (the “Notice Period”), to the effect that the Board of Directors (acting through the Special Committee) has concluded that the Alternative Proposal constitutes a Superior Proposal and, absent any revision to the terms of this Agreement, the Board of Directors (acting through the Special Committee) has determined to effect a Change of Recommendation or to terminate this Agreement, which notice shall specify the identity of the Person making the Superior Proposal, the material terms thereof and copies of all relevant documents relating to such Superior Proposal; (D) prior to effecting such Change of Recommendation or termination, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent and its Representatives in good faith to make such adjustments in the terms of this Agreement, so that such Alternative Proposal would cease to constitute a Superior Proposal; provided that, in the event of any material revisions to the Alternative Proposal that the Board of Directors (acting through the Special Committee) has determined to be a Superior Proposal, the Company shall be required to deliver a new Determination Notice to Parent and to comply with the requirements of this Section 6.3 (including Section 6.3(e)) with respect to such new Determination Notice and the revised Superior Proposal contemplated thereby; and (E) in the case of any action contemplated by clause (y) of this Section 6.3(e)(i), the Company shall concurrently terminate this Agreement in accordance with Section 8.1(g); or

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(ii)         other than in connection with an Alternative Proposal, the Board of Directors may take the actions specified in clauses (i), (iii) or (v) in the definition of Change of Recommendation (“Other Change of Recommendation”) if the Board of Directors (acting through the Special Committee) shall have determined, after consultation with outside counsel, that failure to do so would be inconsistent with the exercise of the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Law, only if: (A) the Company shall have provided a Determination Notice to Parent for at least the Notice Period to the effect that the Board of Directors has determined to effect an Other Change of Recommendation, which notice shall specify in reasonable detail the reasons therefor (and provided that any material change to the facts and circumstances relating to such Other Change of Recommendation shall require a new notice and a new Notice Period); (B) prior to effecting such Other Change of Recommendation, the Company shall, during the Notice Period, negotiate with Parent to make such adjustments in the terms and conditions of this Agreement in such a manner that failure to make such Other Change of Recommendation would no longer be inconsistent with the exercise of the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Law; and (C) at or following the end of such Notice Period, the Board of Directors concludes in good faith, after consultation with its outside legal advisors, that failure to make such Other Change of Recommendation (in each case taking into account any revisions to this Agreement made or proposed in writing by Parent) would be inconsistent with the exercise of the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Law.

(f)          Nothing in this Agreement, but subject to Section 6.3(d), shall prohibit the Company or the Board of Directors from disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

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(g)          No Change of Recommendation or Other Change of Recommendation shall change the approval of the Board of Directors for purposes of causing any Takeover Laws to be inapplicable to the transactions contemplated by this Agreement and the Support Agreements. The Company agrees that if any of its Subsidiaries or Representatives takes any action which, if taken by the Company, would constitute a material breach of this Section 6.3, the Company shall be deemed to be in material breach of this Section 6.3.

(h)          As used in this Agreement, “Alternative Proposal” shall mean any inquiry, proposal or offer made by any person (other than Parent and its Subsidiaries) relating to (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company, (ii) any tender offer or exchange offer or other transaction that, if consummated, would result in any person beneficially owning fifteen percent (15%) or more of any class of outstanding equity interests in the Company or any of its Subsidiaries (by vote or by value), (iii) the acquisition or licensing by any person of assets representing fifteen percent (15%) or more of the consolidated assets, net revenues or net income of the Company and its Subsidiaries, taken as a whole (including equity interests of its Subsidiaries), or (iv) the acquisition by any person of fifteen (15%) or more of the total voting power or of any class of equity interests of the Company or any of its Subsidiaries.

(i)          As used in this Agreement “Superior Proposal” shall mean a bona fide written Alternative Proposal (with all of the percentages included in the definition of Alternative Proposal increased to 51%) not arising out of any material violation of Section 6.3, which the Board of Directors (acting through the Special Committee) determines, after consultation with its financial advisors and outside legal counsel, and taking into consideration, among other things, all of the terms and legal, financial, regulatory and other aspects of such Alternative Proposal and this Agreement (in each case taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of determination), (i) is reasonably likely to be consummated in accordance with its terms and (ii) would result in a transaction that is more favorable to the holders of Shares from a financial point of view than the Offer or the Merger and the other transactions contemplated by this Agreement (after taking into account the expected timing and risk and likelihood of consummation).

Section 6.4           Filings; Other Actions.

(a)          Notwithstanding the foregoing, if a Short Form Merger may be effected in accordance with Section 2.8 and Section 267 of the DGCL, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective on the dates specified in Section 2.2 without a special meeting of its stockholders, in accordance with Section 267 of the DGCL. Unless this Agreement is validly terminated in accordance with Section 8.1, in the event the Company Stockholder Approval is required, the Company, upon written request by Parent and Purchaser no later than ten (10) days after the Expiration Date, shall obtain the Company Stockholder Approval by written consent (the “Written Consent”) of Parent, Purchaser and any Affiliates thereof holding Shares, and Parent and Purchaser shall promptly execute and deliver such Written Consent to the Company in accordance with Section 228 of the DGCL voting all Shares held thereby in favor of adoption of this Agreement and approval of the Merger. The Company shall comply with the DGCL, the Company’s organizational documents, the Exchange Act and the applicable rules and regulations of the London Stock Exchange in connection with such Written Consent, including (i) preparing and delivering the Information Statement to the Company’s stockholders as required pursuant to the Exchange Act and Section 6.4 and (ii) giving prompt notice of the taking of the actions described in the Written Consent in accordance with Section 228 of the DGCL to all holders of Shares not executing the Written Consent, together with any additional information required by the DGCL, including a description of the appraisal rights of holders of Shares available under Section 262 of the DGCL.

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(b)          In the event Parent delivers a Written Consent pursuant to Section 6.4(a) above, the Company shall prepare and file with the SEC an information statement (together with any other required materials, the “Information Statement”), which shall, subject to Section 6.3, include the Recommendation.

(c)          Parent and its counsel shall be given a reasonable opportunity to review and comment on the Information Statement, if necessary and as applicable (including each amendment or supplement thereto) before it is filed with the SEC. The Company shall provide Parent and Merger Sub (in writing, if written), and consult with Parent and Merger Sub regarding, any comments (written or oral) the Company or its counsel may receive from the SEC or its staff with respect to the Information Statement as promptly as practicable after receipt of such comments. Parent and its counsel shall be given a reasonable opportunity to review any such written and oral comments and proposed responses. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Information Statement by the SEC and the Company shall cause the definitive Information Statement to be mailed promptly after the SEC staff advises it that it has no further comments thereon or that the Company may commence mailing the Information Statement. Subject to applicable Law, the Company and Parent (with respect to itself and Merger Sub) shall each, upon request of the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Information Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated by this Agreement.

Section 6.5           Efforts.

(a)          Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use their respective reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate the Offer and to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including (i) the preparing and obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods, including the Specified Approvals and the Parent Approvals, from Governmental Entities and the preparing and making of all necessary registrations, filings and notices and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an Action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) satisfying the Tender Offer Conditions and the conditions to the consummation of the Merger set forth in Article VII, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Offer and the Merger and the other transactions contemplated by this Agreement and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party for any consents or approvals required for the consummation of the transactions contemplated by this Agreement under any contract or agreement.

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(b)          Subject to the terms and conditions herein provided and without limiting the foregoing, the Company, Parent and Merger Sub shall (i) use their reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely preparing and making all such filings and timely preparing and obtaining all such consents, permits, authorizations or approvals, and (iii) supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to any Law or by such Governmental Entity.

(c)          Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly (i) notifying the other party of any communication from any Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement, and (ii) furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any third party or any Governmental Entity with respect to such transactions. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, consider in good faith the views of the other party in connection with, and incorporate the other party’s reasonable comments with respect to, any proposed written communication to any Governmental Entity or any third party. Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

(d)          In furtherance and not in limitation of the covenants of the parties contained in this Section 6.5, if any administrative or judicial Action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such Action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger and the other transactions contemplated by this Agreement.

Section 6.6           Takeover Statute. If any Takeover Law shall become applicable to the transactions contemplated hereby, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

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Section 6.7           Public Announcements. The Company and Parent will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation and without the other party’s prior written consent, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or automated quotation system, in which case the party required to make the release shall use its reasonable best efforts to allow the other party reasonable time to comment on such release in advance of such issuance. Parent and the Company agree to issue a joint press release announcing this Agreement.

Section 6.8           Indemnification and Insurance.

(a)          For not less than six (6) years from and after the Effective Time, Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present directors or officers of the Company (“Covered Persons”) to the same extent such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company’s Certificate of Incorporation, Amended and Restated Bylaws and indemnification agreements set forth on Section 6.8(a) of the Company Disclosure Schedule, if any, in existence on the date of this Agreement with any Covered Persons for acts or omissions occurring at or prior to the Effective Time; provided, however, that Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless such persons to the fullest extent permitted by Law for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby. Each Covered Person shall be entitled to advancement of all reasonable and documented expenses incurred in the defense of any Claim, Action, suit, proceeding or investigation with respect to any matters subject to indemnification hereunder, provided that any person to whom expenses are advanced undertakes to repay such advanced expenses if it is ultimately determined that such person is not entitled to indemnification. Notwithstanding anything herein to the contrary, if any Claim, Action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Covered Person with respect to matters subject to indemnification hereunder on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 6.8 shall continue in effect until the final disposition of such Claim, Action, suit, proceeding or investigation.

(b)          For not less than six (6) years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons than are currently set forth in the Company’s Certificate of Incorporation and Amended and Restated Bylaws. Any indemnification agreements with any Covered Person in existence on the date of this Agreement set forth on Section 6.8(a) of the Company Disclosure Schedule shall be assumed by the Surviving Corporation in the Merger, without any further action, and shall survive the Merger and continue in full force and effect in accordance with their terms.

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(c)          For six (6) years from and after the Effective Time, the Surviving Corporation shall provide to the Company’s current directors and officers an insurance and indemnification policy that provides coverage with respect to any matter claimed against such person by reason of him or her serving in such capacity on terms for events occurring before the Effective Time that is no less favorable than the Company’s existing policies in effect as of the date hereof (the “Existing Policies”); provided, however, that the Surviving Corporation shall not be required to pay an annual premium for such insurance policies in excess of 300% of the last annual premium paid prior to the date of this Agreement, but in such case shall purchase as much coverage as is available for such amount. The provisions of the immediately preceding sentences shall be deemed to have been satisfied if prepaid policies have been obtained by Parent or the Company (with the consent of Parent) at or prior to the Effective Time for purposes of this Section 6.8(c), which policies provide such directors and officers with coverage no less favorable than the Existing Policies for an aggregate period of six (6) years with respect to Claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in connection with the approval of this Agreement and the transactions contemplated hereby; provided, however, that the annual premium for such insurance policies shall not exceed 300% of the last annual premium paid prior to the date of this Agreement. If such prepaid policies have been obtained prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d)          Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Covered Person in successfully enforcing the indemnity and other obligations provided in this Section 6.8.

(e)          In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.8.

(f)          From and after the Acceptance Time, the obligations under this Section 6.8 shall not be terminated or modified in such a manner as to affect adversely any Covered Person without the consent of such affected Covered Person. The provisions of this Section 6.8 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Covered Persons and their respective successors, heirs and personal representatives.

Section 6.9           Financing; Cooperation.

(a)          Each of Parent and Merger Sub shall use its reasonable best efforts to obtain the Financing on the terms and conditions described in the Financing Commitments (or on terms no less favorable to Parent and Merger Sub with respect to the conditionality and amount thereof), including to commence an action for specific performance to obtain the Financing. Each of Parent and Merger Sub shall use its reasonable best efforts (i) to maintain in effect the Financing Commitments and to negotiate and enter into definitive agreements with respect to the Debt Commitment Letter on the terms and conditions contained in the Debt Commitment Letter (or on terms no less favorable to Parent and Merger Sub), (ii) to satisfy on a timely basis all conditions applicable to it in such definitive agreements that are within its control, (iii) upon satisfaction of such conditions, to consummate the Financing at or prior to the Acceptance Date (with respect to amounts required to consummate the Offer) and the Closing (with respect to amounts required to consummate the Merger and make other payments due at such time in accordance with the terms hereof), and (iv) to comply with its obligations under the Financing Commitments.

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(b)          Parent shall keep the Company reasonably informed of the status of its efforts to arrange the Financing and, upon request, provide to the Company copies of the material definitive documents for the Financing and shall give the Company prompt notice: (i) of any breach of any material provisions of any of the Financing Commitments or definitive document related to the Financing by any party to any Financing Commitments or definitive document related to the Financing of which it has actual knowledge; (ii) of the receipt of any written notice or other written communication from a financing source for the Financing with respect to any actual or potential breach, default, termination or repudiation by any party to any Financing Commitments or any definitive document related to the Financing or any material provisions of the Financing Commitments or any definitive document related to the Financing; and (iii) of the occurrence of an event or development that Parent or Merger Sub expects to have a material and adverse impact on the ability of Parent or Merger Sub to obtain all or any portion of the Financing contemplated by the Financing Commitments on the terms, in the manner or from the sources contemplated by the Financing Commitments or the definitive documents related to the Financing.

(c)          Prior to the Effective Time, the Company shall, and the Company shall use its reasonable best efforts to cause its and their Representatives to, provide to Parent and Merger Sub all cooperation that is reasonably requested by Parent and that is customary in connection with the arrangement of debt financings in acquisition transactions. Such cooperation shall include, without limitation, (i) furnishing Parent, Merger Sub and their Financing sources as promptly as practicable with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested in writing by Parent and identifying any portion of such information that constitutes material non-public information, (ii) in each case, upon reasonable notice and in reasonably convenient locations, making senior management of the Company available to participate in a reasonable number of meetings, presentations and due diligence sessions with prospective lenders in connection with the Financing, (iii) taking all corporate actions, subject to and only effective upon the occurrence of the Effective Time, required to permit the consummation of the Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately after the Effective Time, and (iv) otherwise taking actions within its control to cooperate in satisfying the conditions precedent set forth in the Debt Commitment Letter or any definitive document related to the Financing.

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Section 6.10         Rule 14d-10 Matters. Prior to the Acceptance Time, the Company (acting through the compensation committee of the Board of Directors) shall take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company or a Subsidiary of the Company on or after the date hereof with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the Exchange Act; provided that nothing in this Section 6.10 shall be construed to permit the Company to take any action that is prohibited by the terms of this Agreement.

Section 6.11         Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.12         De-Listing. Prior to Closing, the Company will use its reasonable best efforts to cooperate with Parent to cause the Shares to be de-listed from the London Stock Exchange and deregistered under the Exchange Act as soon as practicable following the Effective Time.

Section 6.13         Stockholder Litigation. In the event that any litigation or other Action of any stockholder related to this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement is initiated or pending, or, to the knowledge of the Company, threatened in writing, against any of the Company or its Subsidiaries or the members of the Board of Directors of the Company (or of any equivalent governing body of any Subsidiary of the Company) prior to the Effective Time, the Company shall promptly notify Parent of any such Action and shall keep Parent reasonably informed with respect to the status thereof. None of the Company or its Subsidiaries or Representatives shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any such Action or consent to the same unless Parent shall have first consented in writing (with such consent not to be unreasonably withheld, delayed or conditioned).

Section 6.14         Control of Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the earlier of the Acceptance Time and the Effective Time. Prior to the earlier of the Acceptance Time and the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.15         Directors.

(a)          From and after the date hereof until the earlier of (x) the Effective Time or (y) termination of this Agreement, Parent shall use its reasonable best efforts to cause the members of the Special Committee to remain as directors on the Board of Directors; provided that the foregoing shall not require Parent to make any payment or provide any benefit to any member of the Special Committee that is in excess of the compensation or benefits, as applicable, enjoyed by such member immediately prior to the execution and delivery of this Agreement for such director’s service as such. If any member of the Special Committee is unable to serve due to death, disability, incapacity or resignation, Parent shall use its reasonable best efforts (including voting its Shares) to ensure that such other Person (or Persons) as may be designated by the remaining member(s) of the Special Committee shall be elected or designated to fill the vacancy on the Board of Directors in accordance with the Company’s bylaws and to be appointed to the Special Committee and each such Person shall be deemed to be a member of the Special Committee for purposes of this Agreement; provided that the foregoing shall not require Parent to make any payment or provide any benefit to any such Person that is in excess of the compensation or benefits, as applicable, enjoyed by the members of the Special Committee immediately prior to the execution and delivery of this Agreement for such director’s service as such.

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(b)          From and after the date hereof, the affirmative vote of a majority of the members of the Special Committee shall be required and shall, to the fullest extent permitted by the DGCL, be sufficient to (i) amend, modify or terminate this Agreement on behalf of the Company or to amend or modify on behalf of the Company the terms or conditions of the Offer or the Merger or any of the agreements contemplated hereby or the other Transactions, (ii) exercise or waive any of the Company’s rights or remedies (including the granting of any consent, agreement or authorization, or making any request) under this Agreement or any of the agreements contemplated hereby, (iii) extend the time for performance of Parent’s or Merger Sub’s obligations under this Agreement or any of the agreements contemplated hereby, or (iv) enforce any obligation of Parent or Merger Sub under this Agreement or any of the agreements contemplated hereby.

(c)          Notwithstanding anything else in this Agreement to the contrary, at any time prior to the Effective Time, Parent shall use its reasonable best efforts to cause its designees on the Board of Directors, to the extent applicable, not to take any of the actions described in clauses (i) through (iv) of Section 6.9(b) that has not first been approved by the Special Committee; provided that the Company acknowledges and agrees that this Section 6.9 shall not require Parent to initiate, or caused to be initiated, any claim, action or other proceeding against any such designees.

(d)          From and after the date of this Agreement, subject to applicable Law, at all times prior to the earlier of (i) the Effective Time and (ii) the termination of this Agreement, Parent shall use its reasonable best efforts to cause its designees on the Company Board not to terminate the existence of the Special Committee, not to reduce the duties or authority of the Special Committee as existing immediately prior to the execution and delivery of this Agreement and not to change the members of the Special Committee.

Section 6.16.         FIRPTA Certificate. On or prior to the Acceptance Date, the Company shall deliver a properly executed FIRPTA notification letter to Parent in form and substance reasonably satisfactory to Parent which states that the shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code, and shall provide to Parent, as agent for the Company, a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Parent to deliver such notice to the IRS on behalf of the Company.

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ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1           Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by Parent and the Company to the extent permitted by applicable Law) at or prior to the Effective Time of the following conditions:

(a)          If required pursuant to the DGCL, the Company Stockholder Approval shall have been obtained and not less than twenty (20) days shall have elapsed from the date the Information Statement was sent or given to the Company’s Stockholders in accordance with Rule 14c-2 promulgated under the Exchange Act.

(b)          Merger Sub (or Parent on Merger Sub’s behalf) shall have accepted for purchase the Shares validly tendered and not validly withdrawn pursuant to the Offer.

(c)          No court of competent jurisdiction or other Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, decree, judgment, injunction or other ruling (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger; provided, however, that the condition in this Section 7.1(c) shall not be available to any party whose failure to fulfill its obligations pursuant to Sections 6.4, 6.5 or 6.6 has been the primary cause of, or has primarily resulted in, such order, decree, judgment, injunction or other ruling.

ARTICLE VIII

TERMINATION

Section 8.1         Termination or Abandonment. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the Offer or the Merger may be abandoned at any time:

(a)          by mutual written consent of Parent and the Company at any time prior to the Effective Time;

(b)          by either the Company or Parent prior to the Acceptance Time if the Acceptance Time shall not have occurred on or before the End Date; provided, that if the Merger will be consummated in accordance with Section 6.4, the “End Date” shall be deemed to be the date ninety (90) days after the date the Written Consent is delivered to the Company pursuant to Section 6.4; provided, further; the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have caused the failure of the Acceptance Time to occur on or before such date;

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(c)          by either the Company or Parent prior to the Acceptance Time in the event that the Offer expires or is terminated in accordance with its terms without any Shares being purchased thereunder; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party that has breached its obligations under this Agreement in any material respect that shall have been the proximate cause of, or resulted in, the failure of the Shares to be purchased pursuant to the Offer;

(d)          by either the Company or Parent prior to the Effective Time if a Governmental Entity of competent jurisdiction shall have enacted, issued or entered any Law prohibiting or making illegal the acceptance for payment of or payment for Shares or the consummation of the Offer or the Merger and, in the case of any such Law that is an injunction or order, such Law shall have become final and non-appealable; provided, however, that, the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any party who breached in any material respect its obligations under this Agreement in any manner that shall have caused, or resulted in, the enactment, issuance or entry of any such Law;

(e)          by the Company prior to the Acceptance Time, if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to a Parent Material Adverse Effect and (ii) either cannot be cured by the End Date or has not been cured after the Company gives Parent written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination;

(f)          by Parent prior to the Acceptance Time, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Annex I and (ii) either cannot be cured by the End Date, or has not been cured after Parent gives the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(f) and the basis for such termination;

(g)          by the Company prior to the Acceptance Time if (i) the Board of Directors (acting through the Special Committee) has concluded that an Alternative Proposal constitutes a Superior Proposal, (ii) the Company has complied in all material respects with Section 6.3, and (iii) immediately after the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided that this termination right is conditioned on and subject to the payment by the Company to Parent of the Termination Fee in accordance with Section 8.2(b), and any purported termination pursuant to this Section 8.1(g) shall be void and of no force or effect if the Company shall not pay the Termination Fee in accordance with Section 8.2(b); or

(h)          by Parent prior to the Acceptance Time if (i) the Board of Directors (acting through the Special Committee) makes a Change of Recommendation or Other Change of Recommendation; provided, however, that Parent’s right to terminate this Agreement pursuant to this Section 8.1(h)(i) in respect of a Change of Recommendation or Other Change of Recommendation shall expire 10 Business Days after the date upon which such Change of Recommendation or Other Change of Recommendation is made, (ii) the Board of Directors (acting through the Special Committee) approves any Alternative Proposal or resolves or agrees to take any such action or (iii) the Company shall have willfully breached in any material respect its obligations under Section 6.3.

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Section 8.2           Notice of Termination; Effect of Termination.

(a)          The party desiring to terminate this Agreement pursuant Section 8.1 shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination and any such termination shall be effective immediately upon delivery of such written notice to the other party. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers, directors and Representatives; provided, however, Section 6.7, this Section 8.2 and Article IX shall remain in full force and effect and survive any termination of this Agreement; provided, further, that no party shall be relieved of any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement. Notwithstanding the foregoing, in no event shall any party be liable for punitive damages.

(b)          In the event this Agreement is terminated by the Company pursuant to Section 8.1(g), the Company shall pay a fee of $535,000 in cash (the “Termination Fee”) to Parent simultaneously with such termination.

(c)          In the event this Agreement is terminated by the Parent pursuant to Section 8.1(h), the Company shall pay to Parent promptly, but in any event, within two (2) Business Days after the date of such termination, an aggregate amount in cash equal to the out-of-pocket fees and expenses of Parent incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby; provided, such amount shall not exceed $350,000 in the aggregate.

(d)          In the event that (i) this Agreement is terminated by Parent or the Company, as applicable, pursuant to Section 8.1(b) or 8.1(c) or by Parent pursuant to Section 8.1(f) or 8.1(h), (ii) prior to the time of such termination an Alternative Proposal has been publicly announced or made known to the Special Committee and not bona fide publicly and irrevocably withdrawn and (iii) at any time after the execution of this Agreement and prior to the date that is twelve (12) months after such termination, an Alternative Proposal is consummated or a definitive agreement related to an Alternative Proposal is entered into which is subsequently consummated; then in any such event the Company shall pay the Termination Fee to Parent prior to or simultaneously with the consummation of such transaction. For purposes of clause (iii) of this Section 8.2(d), references in the definition of “Alternative Proposal” to “15%” shall be “50%”. The parties acknowledge and agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(e)          Any amount that becomes payable pursuant to this Section 8.2 shall be paid by wire transfer of immediately available funds to an account or accounts designated by the party entitled to receive such payment.

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(f)          Each party acknowledges that (i) this Section 8.2 is an integral part of the transactions contemplated by this Agreement, and (ii) without the agreements contained in this Section 8.2, Parent and the Company would not have entered into this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1           Survival. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the earlier of the Acceptance Time and the Effective Time. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Sections 6.8 and 8.2 shall survive the consummation of the Merger.

Section 9.2           Expenses. Except as set forth in Section 8.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses.

Section 9.3           Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 9.4           Governing Law. This Agreement and all claims or causes of action whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, shall be construed, performed and enforced in accordance with the Laws of the State of Delaware without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction

Section 9.5           Jurisdiction; Enforcement; Remedies.

(a)          Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder (including pursuant to Section 9.5(b)), or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such Action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, Action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, Action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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(b)          The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.6           WAIVER OF TRIAL BY JURY. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6.

Section 9.7           Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by (i) facsimile transmission, (ii) electronic mail, or (iii) reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), which shall also be submitted via electronic mail, addressed as follows:

To Parent or Merger Sub:

TAMCO Holdings, LLC

TAMCO Acquisition, LLC

777 E. Wisconsin Avenue, Suite 2350

Milwaukee, WI 53202-5306

Facsimile: 414-765-1998

Attention: Robert Brooks; Brian Gevry

E-mail: rbrooks@ti-am.com; bgevry@ti-am.com

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with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

35 W. Wacker Drive

Chicago, IL 60601

Facsimile:(312) 558-5700

Attention: Gregory J. Bynan

E-mail: gbynan@winston.com

To the Company:

Titanium Asset Management Corp.

777 E. Wisconsin Avenue, Suite 2350

Milwaukee, WI 53202-5306

Facsimile: 414-765-1998

Attention:  Chair, Special Committee

E-mail:  jamiepj@yahoo.com

with a copy (which shall not constitute notice) to:

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Facsimile: (612) 766-1600

Attention: Michael Stanchfield

E-mail: mike.stanchfield@faegrebd.com

with a further copy (which shall not constitute notice) to:

Foley & Lardner LLP

777 East Wisconsin Avenue

Milwaukee, WI 53202-5306

Facsimile: (414) 297-4900

Attention: Peter D. Fetzer, Esq.

E-mail: pfetzer@foley.com

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

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Section 9.8           Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.9           Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 9.10         Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except for the provisions of Section 6.8 (which shall be for the benefit of the Covered Persons), is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 9.11         Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of the Company Stockholder Approval, if applicable, if any such amendment or waiver shall by applicable Law require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.12         Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.13         Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

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Section 9.14         Disclosure. Each party hereto has or may have set forth information in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, in a section thereof that corresponds to the Section of this Agreement to which it relates. A matter set forth in one section of such Disclosure Schedule need not be set forth in any other section of such Disclosure Schedule so long as its relevance to the latter section of such Disclosure Schedule or Section of the Agreement is reasonably apparent on the face of the information disclosed in such Disclosure Schedule. The fact that any item of information is disclosed in the Company Disclosure Schedule or Parent Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 9.15         Certain Definitions. For purposes of this Agreement, the following terms (as capitalized below) will have the following meanings when used herein:

“Action” means any claim, action, suit, charge, lawsuit, litigation, grievance, mediation, demand, proceeding or investigation, whether legal, civil, criminal administrative or investigative.

“Affiliates” means, with respect to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided that none of the Company or any of its Subsidiaries shall be deemed an Affiliate of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) for purposes of this Agreement, and none of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) shall be deemed to be an Affiliate of the Company or any of its Subsidiaries for purposes of this Agreement.

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“Beneficially Owned” means ownership in accordance with Section 240.13d-3 of the regulations under the Exchange Act.

“Business Day” means any day, other than Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time. In computing any time period under this Agreement, the date of the event which begins the running of such period shall be included except that if such event occurs on other than a Business Day such period shall begin to run on and shall include the first Business Day thereafter.

“Change of Recommendation” means any action or resolution or agreement to take action by the Board of Directors (acting upon the recommendation of the Special Committee) or the Company to (i) withdraw, qualify or modify in any manner adverse to Parent or Merger Sub, the Recommendation with respect to the Offer or the Merger, (ii) approve or recommend an Alternative Proposal, (iii) fail to publicly recommend against any Alternative Proposal within ten (10) Business Days after Parent so requests in writing, (iv) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Alternative Proposal subject to Regulation 14D under the Exchange Act within ten (10) Business Days after the commencement of such Alternative Proposal, (v) fail to include the Recommendation in the Schedule 14D-9 or the Information Statement, if applicable, or (vi) enter into any letter of intent, memorandum of understanding or similar document or Contract relating to any Alternative Proposal (other than an Acceptable Confidentiality Agreement).

“equity interests” means any share, capital stock, partnership, limited liability company, member or similar interest in any person and any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument, obligation or right the value of which is based on any of the foregoing.

“GAAP” means United States generally accepted accounting principles.

“knowledge” or “Knowledge” means (i) with respect to Parent, the actual knowledge of Robert Brooks, Brian Gevry and Jonathan Hoenecke and (ii) with respect to the Company, the actual knowledge of the members of the Special Committee.

“Law” means any applicable federal, state, local or foreign or other law, statute, principle of common law, ordinance, code, rule, regulation, judgment, order, award, injunction, decree or agency requirement of any Governmental Entity.

“Lien” means any liens, Claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind.

“Minority Shareholder Amount” means an aggregate number of Shares representing at least a majority of all the Shares outstanding immediately prior to the then applicable Expiration Date (excluding, in each case, for purposes of such calculation, Shares owned or Beneficially Owned by Parent, Merger Sub (or any direct or indirect equityholder of Parent) or by any Parent Director or any executive officer of the Company or any of its Subsidiaries).

“Parent Directors” means each of Michael Bee, Robert Brooks, Brian Gevry, Timothy Hyland, Bartlett McCartin and Norman Sidler.

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“Permitted Lien” means a Lien (a) for Taxes or governmental assessments, charges or Claims of payment not yet due, being diligently contested in good faith or for which adequate accruals or reserves have been established, (b) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (c) which is disclosed on the Company’s December 31, 2012 balance sheet or (d) which was incurred in the ordinary course of business since December 31, 2012 and is not material.

“person” or “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such person.

“Representative” means, with respect to any person, such person’s officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiaries” means, with respect to any party, any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).

Section 9.16         Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Acceptable Confidentiality Agreement”	Section 6.3(b)
“Acceptance Date”	Section 1.1(f)
“Acceptance Time”	Section 1.1(f)
“Agreement”	Preamble
“Alternative Acquisition Agreement”	Section 6.3(d)
“Alternative Proposal”	Section 6.3(h)
“Board of Directors”	Recitals
“Cancelled Shares”	Section 3.1(b)
“Certificate of Merger”	Section 2.3
“Certificates”	Section 3.1(a)
“Claim”	Section 5.5
“Closing”	Section 2.2
“Closing Date”	Section 2.2
“Code”	Section 3.2(b)(iii)
“Company”	Preamble
“Company Disclosure Schedule”	Article IV

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“Company Material Adverse Effect”	Section 4.1
“Company Stockholder Approval”	Section 4.6
“Covered Persons”	Section 6.8(a)
“Debt”	Section 5.5
“Debt Commitment Letter”	Section 5.6
“Determination Notice”	Section 6.3(e)(i)
“DGCL”	Recitals
“Dissenting Shares”	Section 3.1(d)
“Effective Time”	Section 2.3
“End Date”	Section 1.1(e)
“Event”	Section 4.1
“Exchange Act”	Section 1.1(a)
“Exchange Fund”	Section 3.2(a)
“Existing Policies”	Section 6.8(c)
“Expiration Date”	Section 1.1(e)
“Financing”	Section 5.6
“Financing Commitments”	Section 5.6
“Governmental Entity”	Section 4.3(b)
“Information Statement”	Section 6.4(a)
“Merger”	Recitals
“Merger Consideration”	Section 3.1(a)
“Merger Sub”	Preamble
“Minority Shareholder Condition”	Section 1.1(b)
“Notice Period”	Section 6.3(e)(i)
“Offer”	Recitals
“Offer Documents”	Section 1.1(d)
“Offer to Purchase”	Section 1.1(d)
“Other Change of Recommendation”	Section 6.3(e)(ii)
“Parent”	Preamble
“Parent Approvals”	Section 5.2(b)
“Parent Disclosure Schedule”	Article V
“Parent Material Adverse Effect”	Section 5.1
“Paying Agent”	Section 3.2(a)
“Per Share Amount”	Recitals
“Preferred Stock”	Section 4.2(a)
“Present Fair Salable Value”	Section 5.5
“Promissory Note”	Section 1.3(b)
“Recommendation”	Section 4.3(a)
“Restricted Stock”	Section 4.2(a)
“Schedule 14D-9”	Section 1.2(b)
“Schedule TO”	Section 1.1(d)
“Shares”	Recitals
“Short Form Merger”	Section 2.8
“Solvency”	Section 5.5
“Solvent”	Section 5.5

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“Special Committee”	Recitals
“Specified Approvals”	Section 4.3(b)
“Superior Proposal” “Support Agreements”	Section 6.3(i) Recitals
“Surviving Corporation”	Section 2.1
“Takeover Laws”	Section 1.2(a)
“Tender Offer Conditions”	Section 1.1(b)
“Termination Date”	Section 6.1(a)
“Termination Fee”	Section 8.2(b)
“Top-Up Shares”	Section 1.3(a)
“Top-Up Option”	Section 1.3(a)

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

TAMCO HOLDINGS, LLC

By:	/s/Brian L. Gevry
Name:	Brian L. Gevry
Title:	Co-Chief Executive Officer

TAMCO ACQUISTION, LLC

By:	/s/ Brian L. Gevry
Name:	Brian L. Gevry
Title:	Co-Chief Executive Officer

TITANIUM ASSET MANAGEMENT CORP.

By:	/s/ Jonathan Hoenecke
Name:	Jonathan Hoenecke
Title:	Chief Financial Officer

[Signature Page to the Agreement and Plan of Merger]

Annex I

CONDITIONS TO THE OFFER

Conditions to the Offer. Notwithstanding any other provision of the Offer, but subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Parent’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), neither Parent nor Merger Sub shall be required to accept for payment, and shall not be obligated to pay for any validly tendered and not withdrawn Shares or may, but only to the extent expressly permitted by this Agreement, delay the acceptance for payment of any tendered Shares if (i) the Minimum Condition or the Minority Shareholder Condition shall not have been satisfied, (ii) Parent and Merger Sub shall not have received the proceeds of the Financing as contemplated by the Financing Commitments, or (iii) at any time after the date of the Agreement and before the expiration of the Offer, any of the following events shall occur and be continuing:

(a)          a court of competent jurisdiction or other Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law, order, decree, judgment, injunction or other ruling, in any case which is in effect and which prevents, prohibits or makes illegal the consummation of the Merger, the Offer or the Top Up Option;

(b)          any of the representations and warranties of the Company set forth in this Agreement (disregarding all qualifications and exceptions contained therein regarding knowledge, materiality or Company Material Adverse Effect) shall not be true and correct in each case at and as of the Expiration Date as though made at and as of the Expiration Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(c)          the Company shall not have in all material respects performed all obligations and complied with all covenants required by the Agreement to be performed or complied with by it prior to the Expiration Date and such failure to perform shall not have been cured prior to the Expiration Date;

(d)          there shall have occurred any Events that have had a Company Material Adverse Effect; or

(e)          this Agreement shall have been terminated in accordance with its terms.

At the request of Parent, the Company shall deliver a certificate signed on behalf of the Company by the chief executive officer of the Company to the effect that none of the conditions in paragraphs (b), (c) and (d) of this Annex I shall have occurred and be continuing;

The foregoing conditions are for the sole benefit of Parent and Merger Sub and, may be waived by Parent and Merger Sub, in their sole discretion, in whole or in part at any time and from time to time. The failure by Parent and Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Capitalized terms used in this Annex I shall have the respective meanings ascribed thereto in the Agreement.

2